Exhibit 99.1

NEWS RELEASE

Contact:   Kate Moyer

     717-692-7187

     kate.moyer@midpennbank.com

FOR IMMEDIATE RELEASE

MID PENN BANCORP, INC. AND MID PENN BANK ANNOUNCE APPOINTMENT OF NEW BOARD MEMBER

(January 25, 2019) - Mid Penn Bancorp, Inc. and its wholly-owned subsidiary, Mid Penn Bank, are pleased to announce the appointment of Kimberly J. Brumbaugh to their Board of Directors, to be effective February 27, 2019. Kim is the Founder and CEO of Brumbaugh Wealth Management, LLC where she serves clients in the areas of comprehensive financial planning and investment management. She has over 21 years of wealth management experience and has owned her own firm for 14 years.

Kim joins the Board of Directors of Mid Penn Bancorp and Mid Penn Bank having supported causes in Chester County for more than two decades. Currently, she serves as the Immediate Past Chairperson of the Board of Directors of the Chester County Chamber of Business and Industry, as well as the Past Chairperson of the Southeastern Pennsylvania Autism Resource Center. Kim is a Top of the Table Member of the Million Dollar Round Table (MDRT) and is a member of the Women Inspiring, Supporting, and Educating (WISE) Group within Lincoln Financial Network.

“We are excited that Kim has accepted a position on our Board of Directors. We look forward to working with her, as her professional experiences and unique skill set will contribute immensely to the future of our Company,” said Board Chairman, Robert C. Grubic.

President and CEO, Rory G. Ritrievi, stated, “Mid Penn Bank has been in existence in the state of Pennsylvania for over 150 years. It was one of the first banks in the Commonwealth to have a female Board Member, with our beloved Anna Woodside. Today, we honor Ms. Woodside’s legacy with the announcement that Kimberly Brumbaugh will be joining the boards of both Mid Penn Bancorp, Inc. and Mid Penn Bank. Ms. Brumbaugh shares many of the same traits that Ms. Woodside exhibited during her tenure on the board. Among those traits are a commitment to personal and professional excellence and a laser focus on the community. We are confident that Kim’s presence in the Board Room will be immediate and impactful.”

“I am humbled to be considered for and offered a position on Mid Penn’s Board. I was drawn to Mid Penn Bank because of its community focus and initiatives, and I look forward to applying my expertise for the benefit of its shareholders, employees, customers and communities,” said Brumbaugh.

About Mid Penn Bancorp Inc.

Mid Penn Bancorp, Inc. (NASDAQ: MPB), headquartered in Millersburg, Pa., has been serving the community since 1868. Mid Penn has 38 retail locations in the state of Pennsylvania and total assets of approximately $2 billion. Its footprint includes Berks, Bucks, Chester, Cumberland, Dauphin, Fayette, Lancaster, Luzerne, Montgomery, Northumberland, Schuylkill and Westmoreland counties. The bank offers a comprehensive portfolio of products and services to meet the banking needs of the communities it serves. To learn more about Mid Penn Bank, visit www.midpennbank.com.